Exhibit 99.2

PrimaLoft Technologies
Holdings, Inc. and
Subsidiaries

Unaudited Consolidated Financial Statements
June 30, 2022 and 2021

Contents

Unaudited financial statements

Consolidated balance sheets	3

Consolidated statements of income	4

Consolidated statements of changes in stockholder's equity	5

Consolidated statements of cash flows	6

Notes to consolidated financial statements	7-15

PrimaLoft Technologies Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)
June 30, 2022 and 2021
(In Thousands, Except Share—Related Amounts)

	2022	2021
Assets

Current assets:
Cash	$7,977	$9,576
Accounts receivable, net of allowance f or doubtful accounts of	2,465	2,296
$66 and $65, respectively
Other receivables	495	127
Inventories	1,346	764
Prepaid expenses and other current assets	1,567	1,201
Total current assets	13,850	13,964

Property and equipment, net	1,073	717
Intangible assets, net	41,116	45,766
Goodwill	61,872	61,872
Other assets	239	253
Total assets	$118,150	$122,572

Liabilities and Stockholder's Equity

Current liabilities:
Accounts payable and accrued expenses	10,684	8,531
Total current liabilities	10,684	8,531

Long-term liabilities:
Long-term debt, less current portion	91,530	54,161
Deferred income taxes	7,270	7,990
Total long-term liabilities	98,800	62,151

Total liabilities	109,484	70,682

Commitments and contingencies

Stockholder's equity:
Common stock, $0.01 par value; 3,000 shares authorized, issued and outstanding	—	—
Additional paid-in-capital	59,349	58,702
Accumulated deficit	(50,683)	(6,812)
Total stockholder’s equity	8,666	51,890
Total liabilities and stockholder’s equity	$118,150	$122,572
See notes to consolidated financial statements.

PrimaLoft Technologies Holdings, Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)
Six-month Periods Ended June 30, 2022 and June 30, 2021
(In Thousands)

	2022	2021

Net sales	$53,228	$39,937

Cost of goods sold	21,217	15,984
Gross profit	32,011	23,953

Selling, general and administrative expenses	12,346	10,589
Transaction expenses (see Note 13)	2,365	—
Total operating expenses	14,711	10,589

Income from operations	17,300	13,364

Interest expense	3,051	1,876
Income before income taxes	14,249	11,488

Income tax expense	1,727	1,784
Net income	$12,522	$9,704
See notes to consolidated financial statements.

PrimaLoft Technologies Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholder’s Equity (Unaudited)
Six-month Periods Ended June 30, 2022 and June 30, 2021
(in Thousands, Except Share-Related Amounts)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholder’s Equity
Balance, December 31, 2020	3,000	$—	$58,426	$(16,516)	$41,910
Equity-based compensation expense	—	—	276	—	276
Net income	—	—	—	9,704	9,704
Balance, June 30, 2021	3,000	$—	$58,702	$(6,812)	$51,890

Balance, December 31, 2021	3,000	$—	$59,028	$(63,205)	$(4,177)
Equity-based compensation expense	—	—	321	—	321
Net income	—	—	—	12,522	12,522
Balance, June 30, 2022	3,000	$—	$59,349	$(50,683)	$8,666
See notes to consolidated financial statements.

PrimaLoft Technologies Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)
Six-month Periods Ended June 30, 2022 and June 30, 2021
(In Thousands)

	2022	2021
Cash flows from operating activities:
Net income	$12,522	$9,704
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,453	2,449
Deferred financing amortization	162	126
Deferred income taxes	(674)	(273)
Equity-based compensation expense	321	276
Changes in assets and liabilities affecting operating cash flows:
Accounts receivable	(556)	(544)
Other receivables	(68)	48
Inventories	(18)	322
Prepaid expenses and other current assets	1,647	556
Other assets	(140)	(64)
Accounts payable and accrued expenses	505	4,951
Net cash provided by operating activities	16,154	17,551

Cash flows from investing activities:
Capital expenditures	(506)	(142)
Net cash used in investing activities	(506)	(142)

Cash flows from financing activities:
Repayments of term loan—credit agreement	(9,117)	(12,000)
Payments on revolving line of credit	(5,500)	—
Net cash used in financing activities	(14,617)	(12,000)

Net increase in cash	1,031	5,409

Cash
Beginning	6,946	4,167
Ending	$7,977	$9,576

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$2,914	$1,751
Taxes	$651	$638
See notes to consolidated financial statements.

PrimaLoft Technologies Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements - (Unaudited)
(In Thousands Except Share—Related Amounts)

Note 1.     Organization and Nature of Operations

PrimaLoft Technologies Holdings, Inc (Technologies) owns PrimaLoft, Inc. (PLI) (Technologies and PLI, including all foreign subsidiaries, are collectively referred to herein as the Company). The Company sells insulation, yarn and fabrics for outdoor clothing, gloves, footwear, sleeping bags and home furnishings. The Company has business segments in the United States, Germany, Italy and China through which it sells products manufactured by third parties according to proprietary specifications. A portion of income includes royalties which come from the licensing of intellectual property. PLI operations include, but are not limited to, sales, marketing, research and development, product quality control, procurement and finance. PLI has the following wholly owned subsidiaries: PrimaLoft GmbH, PL VAT Services S .r.l., and PrimaLoft Xiamen Trading Co., Ltd (Xiamen). These wholly owned subsidiaries help support sales recorded at PLI and Xiamen through a sales force, marketing campaigns and customer service centers. Technologies is a wholly owned subsidiary of VP PrimaLoft Holdings, LLC.

Note 2.     Summary of Significant Accounting Policies

Basis of consolidation: The consolidated financial statements include the accounts of Technologies, and PLI and its wholly owned subsidiaries (PrimaLoft, GmbH, PL VAT Services, S.r.l. and PrimaLoft Xiamen Trading Co., Ltd). All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates.

Fair value of financial instruments: The carrying value of cash, receivables and accounts payable approximates fair value due to the short maturity of these instruments. The carrying value of current and long-term debt approximates fair value as the interest rates on these debt instruments approximate market rates available for similar maturities.

Cash: The Company maintains its cash accounts at financial institutions whose deposits are insured by the Federal Deposit Insurance Corporation (FDIC) up to $250 per depositor. The Company may have balances above this limit at various times during the six-month periods ended June 30, 2022 and 2021. As of the six-month periods ended June 30, 2022 and 2021, the Company held $5,821 and $2,642, respectively, in foreign bank accounts. The Company has not experienced any losses in such accounts. Management believes it is not exposed to any significant credit risks on its cash balances.
Revenue recognition: The Company follows the provisions of Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers, which provides a five-step model for recognizing revenue from contracts with customers as follows:

•Identify the contract with a customer

•Identify the performance obligations in the contract

•Determine the transaction price

•Allocate the transaction price to the performance obligations in the contract

•Recognize revenue when or as performance obligations are satisfied

PrimaLoft Technologies Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements - (Unaudited)
(In Thousands Except Share—Related Amounts)

Note 2.     Summary of Significant Accounting Policies (Continued)

Revenue is recognized when control of the promised goods is transferred to the Company’s customers, in an amount that reflects the consideration it expects to realize in exchange for those goods. The Company reports amounts billed to customers related to shipping and handling as revenue and includes costs incurred for shipping and handling in cost of sales. Amounts received for unshipped merchandise are not recognized as revenue but rather they are recorded as customer deposits and are included in current liabilities.

Revenue-generating contracts are assessed to identify distinct performance obligations, allocating transaction prices to those performance obligations, and criteria for satisfaction of a performance obligation. The standard allows for recognition of revenue only when the Company have satisfied a performance obligation through transferring control of the promised good or service to a customer. Control, in this instance, may mean the ability to prevent other entities from directing the use of, and receiving benefit from, a good or service. The standard indicates that an entity must determine at contract inception whether it will transfer control of a promised good or service over time or satisfy the performance obligation at a point in time through analysis of the following criteria: (i) the entity has a present right to payment, (ii) the customer has legal title, (iii) the customer has physical possession, (iv) the customer has the significant risks and rewards of ownership and (v ) the customer has accepted the asset. The Company assesses collectability based primarily on the customer’s payment history and on the creditworthiness of the customer. Overall, the adoption of the new standard did not significantly alter the Company’s methodology for recognition of revenue.

The following table presents revenues disaggregated by revenue source for the six month periods ended June 30, 2022 and 2021, are:

	2022	2021
Product revenue	$52,719	$39,520
Royalty revenue	509	417
	$53,228	$39,937

Performance obligations and contract estimates:

Product revenue: The Company’s revenue is primarily derived from the sale of insulation, yarn and fabrics for outdoor clothing, gloves, footwear, sleeping bags and home furnishings.

The Company recognizes product revenue at a point in time. Revenue is recognized when customers take control of the asset, which the Company has defined as the point in time at which the customer has the capability of full beneficial use of the asset per the contract. The Company has elected to treat all shipping and handling activities related to contracts with customers as costs to fulfill the promise to transfer the associated product and not as a separate performance obligation. For certain contracts, transfer of control does not occur until the product is received by the customer.

When the Company’s contracts with customers contain multiple performance obligations, the contract transaction price is allocated on a relative standalone selling price basis to each performance obligation.The Company determines standalone selling price based on observable selling prices of its products.

Royalty revenue: Royalty revenue consists of agreements with customers to use the Company’s intellectual property in exchange for a sales-based royalty. The Company recognizes revenue when the related sales occur, which is consistent with the timing of when the performance obligation is satisfied.

Transaction price: The transaction price is the amount of consideration to which the Company expects to be entitled in exchange for transferring goods to the customer. Revenue is recorded based on the transaction price, which includes fixed consideration and variable consideration such as early pay discounts and rights of return.

PrimaLoft Technologies Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements - (Unaudited)
(In Thousands Except Share—Related Amounts)

Note 2.     Summary of Significant Accounting Policies (Continued)

Net revenue includes gross revenue less sales discounts and product returns, which requires estimates for the portion of these allowances that have yet to be credited. The Company estimates these allowances using the expected value method, which is based upon historical rates.

The amount of variable consideration included in the transaction price is constrained and is included only to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.

Warranties: The Company generally provides limited-assurance-type warranties on its products. The warranty period extends for 90 days following transfer of control of the product. Historically, warranty claims have not resulted in material costs incurred. The Company does not consider these warranties to be performance obligations.

Contract balances: An advance deposit may be required based on the contract terms and conditions. Advance payments in excess of revenue recognized represent contract liabilities and are recorded when customers remit contractual cash payments in advance of the Company satisfying performance obligations under contractual arrangements. Advance payments are included in accounts payable and accrued expenses on the consolidated balance sheet s. Contract liabilities are derecognized when revenue is recognized, and the performance obligation is satisfied. Contract liabilities as of the six-month periods ended June 30, 2022 and 2021, were $3,087 and $2,382, respectively.

Payment terms on invoiced amounts are typically 30-60 days. In instances where the timing of revenue recognition differs from the timing of the right to invoice, the Company has determined that a significant financing component does not exist. The primary purpose of the Company’s invoicing terms is to provide customers with simplified and predictable ways of purchasing products and not to receive financing from or to provide financing to the customer.

The Company excludes from revenue sales taxes and other government-assessed and imposed taxes on revenue generating activities that are invoiced to customers.

Costs incurred to obtain a customer contract are not material to the Company. The Company elected to apply the practical expedient to not capitalize contract costs to obtain contracts with a duration of one year or less, which are expensed as incurred.

Accounts receivable: The Company has receivables that arise from credit sales and are carried at the original invoice amount, less an estimate made for doubtful accounts. The Company estimates doubtful accounts based on historical bad debts, factors relating to specific customers’ ability to pay and current economic trends.

Inventories: Inventories, consisting of raw materials and finished goods, are stated at the lower of cost as determined by the “first in, first out” method, or net realizable value. The Company assesses the valuation of its inventories and reduces the carrying value of those inventories that are obsolete.

Equity-based compensation: The Company accounts for equity-based compensation in accordance with ASC 718, Compensation—Stock Compensation, which requires all equity-based payments, including grants of incentive units, to be recognized over the vesting period in the consolidated statement of income as an operating expense, based on fair values of the award at the grant date. For equity-based compensation issued to employees with terms such that the award contains a performance target that can be achieved after the requisite service period, compensation cost is recognized in the period in which it becomes probable that the performance target will be achieved.

PrimaLoft Technologies Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements - (Unaudited)
(In Thousands Except Share—Related Amounts)

Note 2.     Summary of Significant Accounting Policies (Continued)

Impairment of long-lived assets: Long-lived assets, consisting of property and equipment and intangible assets, are tested for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Determining the extent of impairment, if any, typically requires various estimates and assumptions, including cash flows directly attributable to the asset, the useful life of the asset and residual value, if any. When necessary, internal cash flow estimates, quoted market prices and appraisals are used as appropriate to determine fair value. The Company determined that no impairment of long-lived assets exists as of the six- month periods ended June 30, 2022 or 2021.

Goodwill: Goodwill represents the cost of acquired businesses in excess of the fair value of identifiable tangible and intangible net assets purchased. Goodwill is not amortized, rather, the Company evaluates goodwill for impairment as of the end of the reporting period in accordance with Accounting Standards Update (ASU) 2021-03 Accounting Alternative for Evaluating Triggering Events which was adopted in fiscal year 2020. The Company may elect to perform a qualitative assessment for its reporting unit to determine whether it is more likely than not that the fair value of the reporting unit is greater than its carrying value. If a qualitative assessment is not performed, or if, as a result of a qualitative assessment, it is not considered more likely than not that the fair value of a reporting unit exceeds its carrying value, then the reporting unit’s fair value is compared to its carrying value. Fair value is the price a market participant would pay for a reporting unit, and is generally estimated using discounted expected future cash flows from the Company’s operations.

This evaluation is performed on a reporting unit basis. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit goodwill to its carrying amount. The excess of the fair value of a reporting unit over the amount assigned to its identifiable assets and liabilities is the implied fair value of goodwill. The Company concluded no goodwill impairment charges were required at June 30, 2022 or 2021.

Intangible assets: Intangible assets, other than goodwill, consist of a trade name, customer relationships, and technology. Such intangible assets are being amortized over their estimated useful lives or contractual terms of between eight to 20 years.

Deferred financing costs: The Company capitalizes financing costs and fees incurred relating to the procurement of its line of credit and term loan. These costs are amortized over the term of the respective debt agreements on a straight-line basis, which approximates the effective interest method.

Property and equipment: Property and equipment, which include furniture, fixtures and equipment, computer equipment and leasehold improvements, are carried at cost, less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets. Leasehold improvements are amortized using the straight -line method over the lesser of their estimated useful lives or the length of the lease. Maintenance and repairs are charged to expense as incurred, and costs of major additions and betterments are capitalized.

Foreign currency translation: The functional currency of the Company’s foreign subsidiaries has been determined to be the U.S. dollar. Monetary assets and liabilities are remeasured using exchange rates as of the end of the pertinent period. Nonmonetary assets and liabilities are remeasured using historical exchange rates. Revenue and expenses are translated at the average rates of exchange prevailing during the period. Net foreign currency exchange gains or losses are included in selling, general and administrative expenses in the consolidated statements of income. Foreign currency transaction gains and losses, representing the difference between the exchange rate at the time of the transaction and the exchange rate at the time of payment or receipt, are included in selling, general and administrative expenses in the consolidated statements of income.

Advertising costs: Advertising costs are generally charged to operations in the period incurred and are included in selling, general and administrative expenses in the consolidated statements of income. Advertising costs totaled $165 and $514, for the six-month periods ended June 30, 2022 and 2021, respectively.

PrimaLoft Technologies Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements - (Unaudited)
(In Thousands Except Share—Related Amounts)

Note 2.     Summary of Significant Accounting Policies (Continued)

Income taxes: Technologies and PLI are taxed as C corporations and file U.S. federal income tax returns and tax returns in various state jurisdictions. PLI’s foreign-owned subsidiaries file income tax returns in their respective countries.

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and the tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Recognition of deferred tax assets is limited through the provision of a valuation allowance to amounts for which, in the opinion of management, realization is considered more likely than not in future periods.

The Company follows the guidance on accounting for uncertainty in income taxes , which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefit its recognized in the consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses derecognition, classification, interest and penalties on income taxes, and accounting in interim periods.

Management has evaluated the Company’s tax positions and concluded that the Company has taken no uncertain tax positions that require adjustment to the consolidated financial statements to comply with the provisions of this guidance.

Recent accounting pronouncements: In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, Leases (Topic 842). The guidance in this ASU supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the statement of operations.

A modified retrospective transition approach is required. An entity may adopt the guidance either (1) retrospectively to each prior reporting period presented in the financial statements with a cumulative-effect adjustment recognized at the beginning of the earliest comparative period presented or (2) retrospectively at the beginning of the period of adoption through a cumulative-effect adjustment.

The Company expects to adopt the guidance as of the acquisition date. (See Note 13). ASC 842 is expected to impact the Company’s financial statements as the Company has certain operating lease arrangements for which it is the lessee.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. The Company expects to adopt the guidance as of the acquisition date. (See Note 13). The Company is currently evaluating the impact of this new guidance on its consolidated financial statements.

PrimaLoft Technologies Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements - (Unaudited)
(In Thousands Except Share—Related Amounts)

Note 3. Inventories
Inventories consist of the following at June 30:

	2022	2021
Raw materials	$789	$743
Finished Goods	777	347
	1,566	1,090
Less reserve for obsolescence	(220)	(326)
	$1,346	$764
Note 4. Property and Equipment
Property and equipment consist of the following at June 30:

	2022	2021	Estimated Useful Life
Machinery and equipment	$844	$794	1-7 years
Computer equipment	236	235	1-5 years
Office furniture	99	96	1-7 years
Leasehold improvements	522	522	Lesser of the life of lease or estimated useful life
Construction-in-process	561	3
	2,262	1,650
Less: accumulated depreciation and amortization	(1,189)	(933)
	$1,073	$717

Depreciation and amortization expense for property and equipment was $129 and $125 for the six-month periods ended June 30, 2022 and 2021, respectively.
Note 5. Intangible Assets
Intangible assets other than goodwill consist of the following at June 30:

	2022	2021	Estimated Useful Life
Trade name	$16,200	$16,200	20 years
Customer relationships	34,900	34,900	15 years
Technology	12,100	12,100	8 years
	63,200	63,200
Less accumulated amortization	(22,084)	(17,434)
	$41,116	$45,766

PrimaLoft Technologies Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements - (Unaudited)
(In Thousands Except Share—Related Amounts)

Note 5. Intangible Assets (Continued)

Amortization expense for intangible assets was $2,324 for both of the six-month periods ended June 30, 2022 and 2021. Future estimated amortization expense of intangible assets is as follows for the 12 months ending June 30:

2023	$4,648
2024	4,648
2025	4,648
2026	3,515
2027	3,137
Thereafter	20,520
$41,116
Note 6. Other Assets

The Company had $750 of advances to a third-party toll manufacturer for the purchase and installation of machinery necessary to produce certain products for the Company. During 2019, the Company assessed the recoverability of this balance and recorded a full allowance on this advance. On June 16, 2020, the Company entered into an agreement with the third-party toll manufacturer to recover $316, of which $65 is expected to be realized and collected at the time the machine is sold back to its original manufacturer with the remaining amount of $251 to be realized and earned as a discount on future orders manufactured by the third-party toll. In accordance with ASC 450, the Company will record these aforementioned amounts when the amounts are determined to be realized.

The Company recognized $101 and $64, in the accompanying consolidated statement of income during the six months ended June 30, 2022 and 2021, respectively.
Note 7. Long-Term Debt and Line of Credit

On August 13, 2021 and December 21, 2021 the Company entered into amendments four and five, respectively (2021 Amendments) to its existing credit agreement. The 2021 Amendments increased its term loan by $47,000, of which $37,000 related to amendment four and $10,000 related to amendment five. The revolving line of credit remained unchanged with a borrowing capacity of $11,000. The Company utilized the proceeds of the 2021 Amendments to pay dividends to the parent Company amounting to $58,542.

The term loan required quarterly principal payments of approximately $118, beginning March 31, 2022, with a final payment, including all unpaid principal, unpaid and accrued interest and fees, due October 5, 2025. The Company was required to remit excess cash flow, as defined, within 125 days after the end of each fiscal year commencing with the year ended December 31, 2022.

In connection with entering into the original credit agreement and its subsequent amendments, the Company incurred various lender and third-party costs which are being amortized over the term of the agreement. Amortization expense relating to these costs are $147 and $86, for the six-month periods ended June 30, 2022 and 2021, respectively, and is included in interest expense in the accompanying statements of income.

The revolving line of credit was payable in full on October 5, 2025. The Company had no outstanding balance on the line of credit of June 30, 2022 and 2021. Amortization expense relating to the deferred financing costs attributable to the revolving line of credit was $15 and $40 for the six-month periods ended June 30, 2022 and 2021, respectively.

The term loan and revolving line of credit beared interest at the greater of the one-month London Interbank Offered Rate (LIBOR) or 1.00%, plus the applicable margin, as defined, of 4.50%. A fee of 0.50% was payable for any unused balance on the revolving line of credit.

PrimaLoft Technologies Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements - (Unaudited)
(In Thousands Except Share—Related Amounts)

Note 7. Long-Term Debt and Line of Credit (Continued)

The agreement was collateralized by substantially all the assets of the Company and contains various financial and nonfinancial covenants.

The remaining balance of the term loan was subsequently paid off in connection with the acquisition (see Note 13).

Long-term debt consists of the following at June 30:

	2022	2021
Outstanding term loans	$92,488	$54,790
Less unamortized deferred financing cost, net	958	629
Total debt less unamortized deferred financing costs	$91,530	$54,161

In July 2017, the U.K.’s Financial Conduct Authority, which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit LIBOR rates after 2021. If future rates based upon the successor reference rate or a new method of calculating LIBOR are higher than LIBOR rates as currently determined, it may have an adverse effect on Company’s business operations, financial condition and/or cash flows. On the other hand, if future rates based upon the successor reference rate (or a new method of calculating LIBOR) are lower than LIBOR rates as currently determined, the lenders under such credit agreements may seek amendments to increase the applicable interest rate margins or invoke their right to require the use of the alternate base rate in place of LIBOR, which could result in an increase to the Company’s interest expense.
Note 8. Income Taxes
The Company’s provision for income tax is as follows for the six-month periods ended June 30, 2022 and 2021:

	2022	2021
Current tax expense (benefit)
Federal	$417	$1,130
State and local	12	7
Foreign	1,972	920
Total current tax expense	2,401	2,057
Deferred tax expense (benefit)
Federal	(691)	(271)
State and local	17	(2)
Total deferred tax expense (benefit)	(674)	(273)
Income tax expense	$1,727	$1,784
Note 9. Equity-based Compensation

Incentive Units: VPPH entered into agreements with key members of the Company’s management to grant each member a predetermined amount of VPPH incentive units that vest on each anniversary of the agreement. The Incentive Units vest over a five-year period. The Company recorded $321 and $276 of equity-based compensation for the six-month periods ended June 30, 2022 and 2021, respectively, relating to the Incentive Units. As of June 30, 2022, there was $1,054 of unrecognized equity-based compensation.

PrimaLoft Technologies Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements - (Unaudited)
(In Thousands Except Share—Related Amounts)

Note 9. Equity-based Compensation (Continued)

On the grant date of the Incentive Units the Company used the Probability-Weighted Expected Return Method (PWERM), whereby the value of the units were estimated based upon the analysis of future values for the Company assuming various possible future liquidity events such as a sale, merger or initial public offering (IPO). Unit value was based upon the probability-weighted present value of an expected exit earnings before interest, taxes, depreciation and amortization (EBITDA) multiple, considering each of the possible future events, as well as the rights and preferences of each unit class. The PWERM was selected due to the established nature of the Company, the prospect of an exit via a sale, merger or IPO, and the Company’s ability to reasonably forecast financial performance.

The material assumptions involved to estimate the fair value of the Company’s members’ units utilizing PWERM are the estimated timeline to liquidity, expected EBITDA multiple at the time of a liquidity, the Company’s financial position, including cash on hand, the Company’s historical and forecasted performance and operating results, and a discount for lack of marketability.

A significant change to these estimates could materially affect the Company’s operating results. Compensation expense for Incentive Units is recognized on a straight-line basis over the vesting period.

Incentive Unit holders have no right to vote their incentive units on any matter submitted to the holders of units for vote, consent or approval.

As of June 30 2022, there are 174,800 Incentive Units available for future awards.

Outstanding Incentive Units as of December 31, 2020	2,545,200
Incentive Units Granted	300,000
Incentive Units Forfeited	(40,000)
Outstanding Incentive Units as of June 30, 2021	2,805,200

Outstanding Incentive Units as of December 31, 2021	2,825,200
Incentive Units Granted	—
Incentive Units Forfeited	—
Outstanding Incentive Units as of June 30, 2022	2,825,200

Prosperity Units: On August 26, 2021, the VPPH entered into Prosperity Unit Agreements with employees of the Company. The Prosperity Unit holders have no right to vote on any matters submitted to the holders of units for vote, consent, or approval. These awards vest upon a change of control as defined by the plan agreement. Based on this, the Prosperity Units are performance-based shares in accordance with ASC 718 whereby no compensation expense is recorded until the achievement of the performance hurdle is deemed probable. There was no compensation expense recorded for the six-month period ended June 30, 2022. Under the plan 300,000 units were authorized. As of June 30, 2022, 217,100 units were outstanding.

There were no forfeitures during the six-month period ended June 30, 2022. The f air value of each unit issued under the Prosperity Plan is estimated on the date of grant using PWERM. The estimated grant date fair value of the units granted in 2022 was approximately $300.

PrimaLoft Technologies Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements - (Unaudited)
(In Thousands Except Share—Related Amounts)

Note 10. Retirement/Savings Plan

The Company has an employee retirement/savings plan that covers all full-time employees. The Company’s contribution to the plan, as determined by the board of directors, is up to a 4% match of the employee’s contribution. For the six-month periods ending June 30, 2022 and 2021, the Company contributed $93 and $62, respectively.
Note 11. Commitments and Contingencies

Leases: The Company has a lease for office space expiring in February 2024. The Company also has other various operating leases relating to automobiles, and an office lease relating to two of the Company’s foreign subsidiaries.

Minimum annual payments under these leases are as follows for the 12 months ending June 30:

Years ending December 31:
2023	$400
2024	282
2025	31
$713

Litigation: The Company is subject to certain legal proceedings, claims and disputes which arise in the ordinary course of business. Although the outcome of these matters cannot be predicted with any certainty, the opinion of management is that these matters will not have a material adverse effect on the Company’s financial position and results of operations.
Note 12. Related-Party Transaction

PLI has entered into a management agreement with an advisor (Advisor), which is a related party. The management agreement provides for ongoing strategic, organizational, business, management, technical and financial advisory services for which PLI pays the Advisor a fee equal to the greater of $125 per quarter or 2.5% of PLI’s estimated EBITDA, as defined.

Advisory service fees were $325 and $250 for the six-month periods ended June 30, 2022 and 2021, respectively, which is included in selling, general and administrative expenses in the consolidated statements of income.

This agreement was terminated at the time of the acquisition (See Note 13).
Note 13. Subsequent Events

The Company evaluated events occurring after the date of the consolidated financial statements to consider whether or not the impact of such events needs to be reflected or disclosed in the financial statements. Such evaluation is performed through the date the consolidated financial statements are available for issuance, which was September 22, 2022, for these consolidated financial statements.

On July 12, 2022, the Company was acquired by Compass Diversified Holdings for approximately $530,000.